Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

(1) Registration Statement (Form S-8 No. 333-129714, 333-126771, 333-51496 and
333-104389) pertaining to the stock option plans of Scottish Re Group Limited, and

(2) Registration Statement (Form S-3 No. 333-113030) pertaining to the shelf registration of securities of Scottish Re Group Limited;

of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedules of Scottish Re Group Limited, Scottish Re Group Limited's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Scottish Re Group Limited, included in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Charlotte, North Carolina
February 28, 2007